Java Express, Inc.
(a Nevada Corporation)

Convertible Note

Java Express, Inc., a Nevada Corporation ("Company") for value received (summarized more specifically in Exhibit I.) hereby promises to pay to Kelly Trimble (the "Holder") or its assignee, the sum of Five Thousand Eight Hundred Twenty five Dollars ($5,324.00) US, with no interest in consideration of the conversion right and payable in accordance with the terms and conditions set forth herein.

1) Payment Terms: Principal shall be all due and payable on December 31, 2006.

2) Right to Convert by Holder: The Holder of this Note shall have the option to convert the entire amount or any portion thereof, of the principal of this Note into shares of common stock of the Company at a conversion price as hereinafter provided in Paragraph 3 below.

3) Conversion Price: The principal of the Note shall be converted into common shares of the Company (the "Converted Shares") at a share price equal to the "bid" price of the Company's common stock on the date of the conversion, or in the event the Company has no bid price, the principal of this Note shall be converted into 53,240 shares as an equity position of the Company.

4) Conversion Date: The Conversion Date for the Holder of the Note shall be anytime after December 31, 2006 but no later than December 31, 2008 (the Holder's Conversion Period).

5) Manner of Exercise of Conversion rights: In order to exercise the conversion rights of this Note, the Holder must give notice to the Company at anytime during the Holder's Conversion Period of its intention to exercise its conversion rights. Absent such a notice to the Company, the Holder's conversion rights shall expire after the expiration of the Holder's Conversion Period.

6) Prepayment: The Company shall have the right to prepay all or any part of the principal of this Note without penalty. However, in the event the Company elects to prepay the Note, the Holder shall have ten (10) days from the receipt of written notice of this prepayment election to exercise its conversion rights as set forth above in Paragraph 2.

7) Default: In the event the Company fails to pay the principal of this Note when due, the Holder shall have the option, after providing thirty
      (30) days written notice to the Company, to (1) declare the unpaid principal balance all due and payable or (2) exercise their conversion rights for all of the unpaid principal as set forth above in Paragraph 2.

8)    Company to Reserve Shares:   The Company shall at all times during the
      term of this Note reserve and keep available out of its authorized but unissued shares, such amount of its duly authorized shares of common stock as shall be necessary to effect the conversion of this Note.

9) Notices: All notices given pursuant to this Note must be in writing and may be given by (1) personal delivery, or (2) registered or certified mail, return receipt requested, or (3) via facsimile transmission.

10) Arbitration: The parties hereby submit all controversies, claims and matters of difference arising out of the Note to arbitration in Utah. This submission and agreement to arbitrate shall be specifically enforceable.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer this 22nd day of June, 2006.


                                Java Express, Inc.


                                    /s/ Howard Abrams
                                By:  __________________________________
                                    President
6-22-06